EXHIBIT 5.1

                         SOLOVAY MARSHALL & EDLIN, P.C.
                                845 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

                                  May 13, 1997

To:   Sellet Marketing Corp.
      As Purchaser of the Series A 6%
      Convertible Participating
      Preferred Stock of
      Kideo Productions, Inc.

c/o:  Krieger & Prager
      319 Fifth Avenue
      New York, New York 10016

                         Re:  Kideo Productions, Inc.

Ladies and Gentlemen:

      We have acted as counsel to Kideo Productions, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale to you on the date hereof of 750 shares (the "Preferred Shares") of Series A 6% Convertible Participating Preferred Stock of the Company (the "Series A Preferred Stock"), pursuant to that certain Stock Purchase Agreement, dated as of May 12, 1997 (the "Stock Purchase Agreement"), between you and the Company (the Stock Purchase Agreement and the Registration Rights Agreement and Joint Escrow Instructions attached as Annexes thereto are collectively called the "Applicable Agreements"). This opinion is being rendered pursuant to Section 9(d) of the Stock Purchase Agreement.

      In connection with rendering the opinions set forth herein, we have examined:

      (a) a fully executed copy of each of the Applicable Agreements;

      (b) the Certificate of Incorporation and the By-Laws of the Company, including the Certificate of Designations relating to the Series A Preferred Stock (the "Certificate of Designations"), in each case as amended through the date hereof;

      (c) certificates, each dated a recent date, relating to the good standing of the Company in the States of Delaware and New
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York;

      (d) originals or copies, certified or otherwise identified to our satisfaction, of resolutions and/or other corporate proceedings which have been adopted or taken by the Company's Board of Directors; and

      (e) originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate and official records, certificates and records of governmental and other public authorities, and other instruments of or relating to the Company as we have deemed necessary or appropriate for the purposes of rendering this opinion.

      In rendering this opinion, we have relied upon and assumed the following:

      (1) We have assumed the authenticity of all documents and instruments submitted to us as originals, the genuineness of all signatures, and the conformity to original documents and instruments of all documents and instruments submitted to us as certified, photostatic, facsimile or telecopied copies.

      (2) We have assumed the legal capacity of each individual signatory, and the power and authority of each corporate signatory (other than the Company), of a document or instrument to execute said document or instrument.

      (3) We have assumed and relied upon as facts: (a) that you are duly qualified and in good standing in your jurisdiction of incorporation or organization; (b) that you have complied fully with each and every of your representations, warranties and agreements set forth in the Stock Purchase Agreement; and (c) that each of such representations and warranties is accurate as of the date hereof.

      (4) As to matters of fact relating to the Company (including any factual matter set forth in one of the representations and warranties made by the Company in Section 3 of the Stock Purchase Agreement, to the extent that the subject matter of any such representation and warranty is covered by this opinion), we have relied upon (a) certificates or other written statements of governmental or other public authorities (and/or oral statements made by such authorities to Corporation Service Company as our agent and confirmed to us orally and/or in writing by such agent) and (b) certificates or other oral and/or written statements of officers of the Company. We have no reason to believe, and do not believe, that we are not justified in relying upon the aforesaid certificates or other written statements as to matters of fact.


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      (5) We have assumed (a) the due authorization, execution and delivery of each of the Applicable Agreements by each party thereto other than the Company, and (b) that each of the Applicable Agreements constitutes the valid and binding agreement of the party or parties thereto other than the Company, enforceable against such party or parties in accordance with the terms of such Applicable Agreement.

                                     * * * *

      Based upon and subject to the foregoing, we are of the opinion that:

      1. The Company has been duly incorporated as a corporation under the laws of the State of Delaware and is an existing corporation in good standing under such laws, with all corporate power and corporate authority necessary under such laws to own or lease (as the case may be) and operate its properties and to conduct its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions wherein such qualification is necessary, except for jurisdictions wherein the failure to so qualify would not, individually or in the aggregate, have a material adverse effect on the financial condition, results of operations, business or properties of the Company (a "Material Adverse Effect").

      2. The authorized capital stock of the Company consists of: (a) 15,000,000 shares of Common Stock, par value $.0001 per share (the "Common Stock"); and (b) 5,000,000 shares of Preferred Stock, par value $.0001 per share (the "Preferred Stock"), of which 4,000 shares have been authorized and designated as the Series A Preferred Stock.

      3. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and since June 24, 1996 (the effective date of the Company's initial public offering) the Company has timely filed all material required to be filed pursuant to Section 13(a) or 15(d) of such Act (except as otherwise noted on Annex V to the Stock Purchase Agreement).

      4. The issuance and sale of the Preferred Shares, and the issuance of the shares of Common Stock to be issued upon conversion thereof in accordance with the Certificate of Designations (such shares of Common Stock, the "Conversion Shares"), have been duly authorized and, when the Preferred Shares and the Conversion Shares have been issued and duly delivered against the consideration therefor as contemplated by, respectively, the Stock Purchase Agreement and the Certificate of Designations, the Preferred Shares


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and the Conversion Shares will be validly issued, fully paid and nonassessable, and the holders thereof will not be subject to personal liability solely by reason of being such holders. Neither the Preferred Shares nor the Conversion Shares are subject to preemptive rights of any shareholder of the Company.

      5. The Company has full corporate power and corporate authority necessary under the laws of the State of Delaware to execute, deliver and perform each of the Applicable Agreements and to consummate the various transactions contemplated thereby, including (but not limited to) the issuance, sale and delivery of the Preferred Shares and the Conversion Shares (collectively, the "Transactions"). The Company's execution, delivery and performance of the Applicable Agreements, its consummation of the Transactions and its compliance with the terms of the Applicable Agreements have been duly and validly authorized by all corporate action necessary on the part of the Company. Each of the Applicable Agreements has been duly executed and delivered by the Company.

      6. Each of the Applicable Agreements is (assuming for the purposes of this opinion that each is valid and binding upon the other parties thereto) the valid and binding obligation of the Company, enforceable in accordance with their respective terms; except that (i) as to enforcement of remedies, each of the Applicable Agreements is subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies,
(ii) enforceability of the indemnification provisions and the contribution provisions set forth in the Registration Rights Agreement may be limited by the federal securities laws of the United States or public policy underlying such laws, and (iii) no opinion is expressed in this paragraph as to compliance with federal, state and foreign securities laws.

      7. To our knowledge, no approval of any court or governmental agency or body is required for (i) the execution and delivery of each of the Applicable Agreements by the Company or (ii) the consummation by the Company of the Transactions.

      8. To the best of our knowledge, after due inquiry, the Company's execution, delivery and performance of the Applicable Agreements, its consummation of the Transactions and its compliance with the terms of the Applicable Agreements do not and will not (with or without the giving of notice or the lapse of time, or both) constitute a breach or violation of any of the terms or conditions of, or constitute a default under, or conflict with or violate any provision of, (i) the Company's Certificate of Incorporation or By-Laws, (ii) any indenture, mortgage, deed of


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trust, agreement or other instrument to which the Company is a party or by which it or any of its property is bound, (iii) any applicable domestic statute or regulation, or (iv) any judgment, decree or order of any court or governmental agency or body having jurisdiction over the Company or any of its property.

      9. The issuance of the Conversion Shares upon conversion of the Preferred Shares in accordance with the Certificate of Designations and the Applicable Agreements will not violate the listing agreement between the Company and Nasdaq.

      9. The Company complies with the eligibility requirement for the use of Form SB-2 under the Securities Act of 1933, as amended.

      10. To the best of our knowledge, after due inquiry, there is no pending or threatened litigation, investigation or other proceeding against the Company, except for litigation incident to the kind of business conducted by the Company, which litigation (if any) is not, individually or in the aggregate, material.

      The members of this firm are members of the bar of the State of New York, and this opinion is limited to matters governed by the federal laws of the United States, the laws of the State of New York, and the General Corporation Law of the State of Delaware, in each case as currently in effect. Insofar as the enforceability of any of the Applicable Agreements may be governed by the laws of other states, we have assumed that such laws are identical in all respects to the laws of the State of New York. This opinion is furnished solely for your benefit in connection with the transactions contemplated by the Applicable Agreements and may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon in any manner by any other person without our express written consent. This opinion is rendered only with regard to the matters set out in the paragraphs numbered 1 through 10 above. No other opinions are intended not should they be inferred.

                              Very truly yours,


                              SOLOVAY MARSHALL & EDLIN, P.C.


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